UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

MANPOWER INC.
(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (414) 961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Adoption of Majority Voting in Uncontested Elections of Directors

On October 27, 2009, the Board of Directors of Manpower Inc. (the “Company”) approved the adoption of majority voting in uncontested elections of directors. In order to apply this standard to the election of directors at the Company’s 2010 annual shareholders meeting, the Board adopted a Corporate Governance Guideline that implements majority voting. The Board of Directors also adopted amendments to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated By-Laws (the “By-Laws”) providing for majority voting and intends to submit these amendments for approval by the Company’s shareholders at the 2010 annual meeting. If approved by the shareholders, these amendments will supersede the Corporate Governance Guideline and apply to director elections following the 2010 annual meeting.

The Company’s majority voting standard requires that a director receiving less than a majority of votes cast in an uncontested election promptly submit a resignation to the Company’s Nominating and Governance Committee. The Committee will make a recommendation to the Board of Directors as to whether the resignation should be accepted. Within 90 days of the announcement of the results of the election, the Board will decide whether to accept or reject the director’s resignation and will publicly disclose its decision and the rationale behind the decision. If the proposed amendments to the Articles and By-Laws are adopted, the Board will have the authority to eliminate the position of a director who fails to promptly submit a resignation upon receiving less than a majority of votes cast in an uncontested election. Due to constraints under the existing Articles and By-Laws and Wisconsin law, the majority voting Corporate Governance Guideline does not grant similar authority to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MANPOWER INC.

Dated: November 10, 2009	By:	/s/ Kenneth C. Hunt
Kenneth C. Hunt Senior Vice President, General Counsel and Secretary